Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT OF DOUGLAS M. PASQUALE

This First Amendment dated as of January 31, 2005 to Employment Agreement of Douglas M. Pasquale hereby amends that certain Employment Agreement entered into by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Company”) and Douglas M. Pasquale (the “Executive”) as of September 30, 2003 (the “Employment Agreement”).

RECITAL

The parties desire to delete and restate Sections I(4) and IV of the Employment Agreement in their entirety, and to replace a sentence in Section II(2)(b).

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree to delete Sections I(4), II(2)(b) and IV of the Employment Agreement in their entirety and substitute in lieu thereof the following:

I. Definitions

(4) “Employment Period” shall mean the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that commencing on the Effective Date and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the “Renewal Date”), the Employment Period shall be automatically extended so as to terminate on the third anniversary of such Renewal Date, unless the Company or Executive shall give notice to the other that the Employment Period shall not be further extended prior to any such Renewal Date.

II. Conditions of Employment

(2)(b). Hiring Bonus and Annual Bonus. Executive is to be paid a Hiring Bonus of $250,000, due and owing in January of 2004, with the payment to be subject to normal withholding.

In addition to Annual Base Salary and the Hiring Bonus, Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”). Such Annual Bonus may range from 37.5% to 112.5% (with a target of 75% (the “Target Bonus”)) of the Annual Base Salary earned by Executive during the fiscal year as set forth in Table 2 on page 2 of the Company’s Executive Compensation Program Design dated October 12, 2004, with the specific amount determined by the Committee based on its assessment of the Company’s and Executive’s performance for the fiscal year. In assessing such performance, the Committee shall take into account the growth and income of the Company relative to its annual financial plan, the quality of the Company’s assets, Executive’s performance in terms of implementing the Company’s business strategy, and other considerations deemed by the Committee to be relevant to the current and future success of the Company. The Annual Bonus earned by Executive shall be paid to Executive no later than ninety (90) days following the end of the fiscal year to which the Annual Bonus applies, unless such Annual Bonus is voluntarily deferred by Executive in accordance with a Company sponsored deferral program.

Notwithstanding any other provisions herein, Executive shall be paid not later than January 31, 2005, total cash compensation for calendar year 2004 (Annual Base Salary paid during 2004 plus Annual Bonus for 2004) of not less than $750,000, which amount is in addition to the Hiring Bonus.

IV. Obligations of the Company upon Termination of Executive’s Employment.

(1) Termination by Company Other Than For Cause, Death or Disability or By Executive For Good Reason. Except as provided for in Section VI of this Agreement, if during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate his employment with the Company for Good Reason, the Company shall pay to Executive (i) any Annual Base Salary owed to Executive through the Date of Termination to the extent not previously paid, (ii) an amount equal to three (3) times Executive’s highest Annual Base Salary during any of the last three full fiscal years prior to the Date of Termination, and (iii) an amount equal to three (3) times either (A) if Executive has been employed by the Company for at least three full fiscal years, the average Annual Bonus earned by Executive over the last three full fiscal years prior to the Date of Termination, or (B) if Executive has not been employed by the Company for at least three full fiscal years the average of (a) the last Annual Bonus received, or if two Annual Bonuses have been received, the last two Annual Bonuses received plus (b) the Target Bonus for the current year.

In addition to the payments described in subparagraphs (i), (ii), and (iii) above, the Company also shall (A) arrange to provide to Executive for a period of three years from the Date of Termination, medical (including dental, vision and prescription drug coverage) and life insurance with terms no less favorable, in the aggregate, than the most favorable of those provided to Executive during the year immediately preceding the Date of Termination, (B) immediately vest all previously unvested shares of Restricted Stock and Stock Options held by Executive (which shall occur automatically without any action on the part of the Company), (C) provide Executive with any Performance-Based Dividend Equivalents (to the extent earned by the Executive though the Date of Termination, as determined by the Company’s Compensation Committee) for the three years following the Date of Termination, and (D) pay any compensation previously deferred by Executive in accordance with the provisions of the plan under which such compensation was deferred.

Payments pursuant to subparagraph (i) above shall be made within thirty (30) days following the Date of Termination. Payments pursuant to subparagraph (ii) above shall be made in equal monthly installments over the three-year period following the Date of Termination. Payments pursuant to subparagraph (iii) above shall be made in equal annual installments over the three-year period following the Date of Termination on each anniversary following the Date of Termination. Payments pursuant to subparagraph (C) above shall be made at the time such payments would have been made had Executive remained in the employment of the Company.

Notwithstanding any other provision of this Agreement, the Executive shall be compensated, in addition to all other payments provided for herein, in an amount equal to an award based on the average between “Target” and “High” for both “Absolute TSR” and “Relative TSR,” each weighted 50% (1) times 1/3 if the Executive’s employment in the Three-Year Measure period is one year of less, (2) times 2/3 if the Executive’s employment in the Three-Year Award Measure period is two years or less but more than one year, (3) times 100% if the Executive’s employment in the Three-Year Measure period is more than two years. The Executive shall also be compensated, as of the Date of Termination, for all dividends accrued during the three-year measuring period under the Three-Year Award program based on the calculated number of shares of Restricted Stock award as determined in the preceding sentence. Any terms or phrases used in this paragraph and not otherwise defined shall have the meaning given to them in the Company’s Executive Compensation Program Design dated October 12, 2004.

If Executive should die while receiving payments pursuant to this Article IV, the remaining payments which would have been made to Executive if he had lived shall be paid to the beneficiary designated in writing by Executive, or if there is no effective written designation, then to his spouse, or if there is neither an effective written designation nor a surviving spouse, then to Executive’s estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and Executive may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.

(2) Death. If Executive’s employment with the Company is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, and (c) the continuation of any existing rights Executive may have following death under the provisions of any benefit, stock option, deferral or compensation plan provided to Executive by the Company.

(3) Disability. If Executive’s employment with the Company is terminated by reason of Executive’s Disability during the Employment Period in accordance with Section III(1) of this Agreement, this Agreement shall terminate without further obligations to Executive other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, and (c) the continuation of any existing rights Executive may have following Disability under any benefit, stock option, deferral or compensation plan provided to Executive by the Company.

(4) Cause; Other than for Good Reason. If, during the Employment Period, Executive’s employment shall be terminated for Cause or if Executive voluntarily terminates his employment with the Company other than for Good Reason, this Agreement shall terminate without further obligations to Executive other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, and (c) the continuation of any existing rights Executive may have following termination for Cause or voluntary termination other than for Good Reason under any benefit, stock option, deferral or compensation plan provided to Executive by the Company.

If any portion of the payments set forth in Sections IV (1)-(4) above (the “Termination Payments”), together with any and all other amounts due and payable to Executive as a result of such transaction (including any amounts payable with respect to any Stock Options held by Executive), shall be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code, the amount of such payments shall be increased to a new amount (the “Modified Termination Payments”) such that the Modified Termination Payments less the sum of (A) the excise tax payable under Section 4999 of the Internal Revenue Code by Executive on the Termination Payments and (B) any and all federal and state income, excise and other tax payable by Executive on the difference between the Termination Payments and the Modified Termination Payments, is equal to the Termination Payments.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand, and pursuant to the authorization from the Compensation Committee of the Board, the Company has caused this First Amendment to Employment Agreement of Douglas M. Pasquale to be executed in its name on its behalf, all as of the day and year first above written.

NATIONWIDE HEALTH PROPERTIES, INC.

By:	/s/ DAVID R. BANKS
David R. Banks, Chairman of the
Compensation Committee

Executive:

/s/ DOUGLAS M. PASQUALE Douglas M. Pasquale

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